EXHIBIT 12


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                      Three Months Ended          Six Months Ended
                                                           June 30,                   June 30,
                                                  -------------------------  -------------------------
                                                       2002        2001          2002         2001
                                                  ------------ ------------  ----------- -------------
      Earnings
        Income before taxes and extraordinary
          items.................................   $  7.7      $   17.7      $   16.8     $   35.9

        Adjustments:
          Minority interest in losses of
          consolidated subsidiaries.............      ---          ---           ---          ---
          Undistributed (income) loss of less
          than 50% owned investments............      ---          ---           ---          ---
          Distributions from less than 50%
          owned investments.....................      ---          ---           ---          ---
          Fixed charges.........................      25.9         25.6          50.8         48.4
                                                  ------------ ------------  ----------- ------------

        Earnings................................      33.6         43.3          67.6         84.3
                                                  ------------ ------------  ----------- ------------

      Fixed charges, including preferred
          accretion
        Interest expense, including debt
          discount amortization.................      22.6         23.2          44.6         44.2
        Accretion of redeemable convertible
          preferred stock......................       ---          ---           ---          ---
        Amortization/write-off of debt issuance
          costs.................................      1.0          1.1           2.0          1.7
        Portion of rental expense
          representative of interest factor
          (assumed to be 33%)...................      2.3          1.3           4.2          2.5
                                                  ------------ ------------  ----------- ------------

        Fixed charges...........................   $  25.9     $   25.6      $   50.8     $   48.4
                                                  ------------ ------------  ----------- ------------

      Ratio of earnings to fixed charges........      1.3X         1.7x          1.3x         1.7x
                                                  ============ ============  =========== ============

      Amount of earnings deficiency for
        coverage of fixed charges...............   $  ---      $   ---       $   ---      $   ---
                                                  ============ ============  ===========  ============
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